Exhibit 4.6

Approved by Board of Directors on December 5, 2018

ATS AUTOMATION TOOLING SYSTEMS INC.

2014 EMPLOYEE SHARE PURCHASE PLAN

1.	Purpose of the Plan

1.1

The purpose of the Plan is to attract, retain and motivate persons as key service providers to the Corporation and its Affiliates and to advance the interests of the Corporation by encouraging share ownership by all Eligible Employees so that they share in the growth of the Corporation by acquiring or increasing their proprietary interest in the Corporation.

2.	Defined Terms

Where used herein, the following terms shall have the following meanings, respectively:

2.1	“Administrative Agent” means the administrative agent appointed and acting for the time being, whether original or successor, pursuant to Section 11 hereof;

2.2	“Administrator” shall have the meaning attributed thereto in Section 17.1 hereof;

2.3	“Administrator Designate” shall have the meaning attributed thereto in Section 17.1 hereof;

2.4	“Affiliate” means any corporation which is an affiliate, as such term is used in Subsection 1(2) of the Ontario Business Corporations Act, of the Corporation;

2.5

“Aggregate Contribution” means, with respect to any Member, the aggregate of such Member’s Personal Contributions and the Company Contributions made on such Member’s behalf, if any, pursuant to the provisions of Section 6.1 hereof together with any other cash in such Member’s account received on account of dividends or distributions received in respect of the Shares held in such Member’s account, or otherwise credited to such Member’s account in accordance with the Plan;

2.6

“Applicable Law” means any applicable provision of law, domestic or foreign, including, without limitation, applicable securities legislation, together with all regulations, rules, policy statements, rulings, notices, orders or other instruments promulgated thereunder and Stock Exchange Rules;

2.7

“Blackout Period” means a period in which an Eligible Employee is subject to a restriction on trading in securities of the Corporation under the insider trading policy or other policy of the Corporation;

2.8	“Board” means the board of directors of the Corporation;

2.9	“Broker” means such broker or brokers as may be designated from time to time by the Administrative Agent;

2.10

“Business Day” means a day on which there is trading on The Toronto Stock Exchange or such other stock exchange on which the Shares are then listed and posted for trading, and if none is applicable, a day that is not a Saturday or Sunday or a legal holiday in Canada;

2.11	“Company Contribution” has the meaning ascribed thereto in Section 6.1 hereof;

2.12	“Corporation” means ATS Automation Tooling Systems Inc. and includes any successor corporation thereof;

2.13

“Eligible Employee” means a bona fide full-time employee of the Corporation or certain of its Affiliates (as determined by the Corporation from time to time) who has worked at least three complete calendar months as of the first day of any calendar month during the term of the Plan;

2.14	“Employer Contribution Date” has the meaning ascribed thereto in Section 6.1 hereof;

2.15	“Former Plan” means the Amended and Restated Employer Share Purchase Plan of the Company which was approved by the Board on October 6, 2010;

2.16

“Group RRSP” means the Registered Retirement Savings Plan (“RRSP”) established by the Trustee under Canadian tax laws on the instructions of individual Participants in accordance with Sections 4.1b and 8.1;

2.17	“Group TFSA” means the Tax Free Savings Accounts (“TFSAs”) established by the Trustee under Canadian tax laws on the instructions of individual Participants in accordance with Sections 4.1b and 8.1;

2.18

“Member” means any Eligible Employee who is currently participating in the Former Plan and who becomes a Member pursuant to the terms of Section 3.2 hereof Plan or an Eligible Employee who becomes a Member pursuant to the terms of Section 3.2 hereof;

2.19	“Membership Date” has the meaning attributed thereto in Section 3.1;

2.20	“Personal Contribution” means, with respect to any particular Member, the aggregate payroll deductions made by such Member pursuant to Section 4.1 hereof;

2.21	“Plan” means the ATS Automation Tooling Systems Inc. 2014 Employee Share Purchase Plan, as the same may be further amended or varied from time to time;

2.22

“Salary” means the base pre-tax salary or wages paid to an Eligible Employee by the Corporation or an Affiliate for personal service rendered by him or her as an employee of the Corporation or an Affiliate and for greater certainty, does not include any bonus, commission, overtime pay, living or other allowances, reimbursements or special payments paid to any employee of the Corporation or an Affiliate;

2.23

“Shares” means the common shares of the Corporation or, in the event of an adjustment contemplated by Section 12.2 hereof, such other shares or securities which the Administrative Agent may purchase on behalf of an Eligible Employee under the Plan as a result of such adjustment;

2.24	“Stock Exchange Rules” means the applicable rules of any stock exchange or quotation system upon which shares of the Corporation are listed or quoted, as applicable; and

2.25	“Trustee” means such trust company as may from time to time be appointed by the Corporation to act as trustee for the Group RRSP and Group TFSA.

2.26

Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing a male person include a female person and a corporation and other bodies incorporate.

3.	Membership

3.1

Membership Dates. The Board or the Administrator shall establish semi-annual dates (each a “Membership Date”) in respect of each calendar year on which all Eligible Employees shall be eligible to become a Member, subject to Section 3.2. Membership shall be voluntary. In the event a Membership Date falls within a Blackout Period, the Administrator may adjust such Membership Date for an Eligible Employee to a date following the date of expiry of the Blackout Period. Persons who become Eligible Employees after a particular Membership Date shall be eligible to become a Member on the next following Membership Date, provided that such Person is an Eligible Employee as of such next following Membership Date.

3.2

Enrollment in Plan. All Eligible Employees of the Company who were Members (as defined in the Former Plan) under the Former Plan shall be automatically be enrolled as Members under the Plan, unless such Member under the Former Plan notifies the Company to so not be enrolled. Upon such enrolment in the Plan any Shares held by such Member under the Former Plan shall continue to be held by such Member but shall be held in such Member’s account under the Plan and shall be held at the average cost at which such Shares were acquired by the Member under the Former Plan. An Eligible Employee may apply for participation in the Plan by completing an enrolment form or, if required by the Administrator, by completing an on-line electronic membership enrollment application process forming part of an ESPP electronic interface in place from time to time (the “Electronic Interface”), in either case in a format prescribed by the Administrator and referred to herein as an “Enrolment Form”. Membership in the Plan shall commence on the next following Membership Date after acceptance of an application by the Administrator, the Board or the Administrator Designate, as the case may be, provided that the Enrolment Form is received at least 10 days prior to such Membership Date (which 10 day period may be waived in whole or in part by the Administrator or Administrator Designate at their discretion).

3.3

Mandatory Termination of Membership. A person shall cease to be a Member whenever he ceases to be an Eligible Employee because of ceasing to be a full-time employee of the Corporation or its Affiliates as a result of retirement, voluntary or involuntary termination, resignation, layoff, discharge, death or for any other reason. Upon the occurrence of any such event, the Member’s rights under the Plan shall immediately terminate and the Corporation shall promptly refund the entire balance of such Member’s account maintained by the Administrative Agent on behalf of such Member under the Plan, and, without interest, any Personal Contributions deducted but not yet remitted to the Administrative Agent, in accordance with the direction received from such Member pursuant to Section 10.1 hereof. Notwithstanding the foregoing, eligible employment shall be treated as continuing intact while an Eligible Employee is on military leave, sick leave or other bona fide leave of absence, for up to 90 days, or for so long as the Eligible Employee’s right to re-employment is guaranteed either by statute or by contract, if longer than 90 days. In addition, a person shall cease to be a Member if the Plan terminates or is terminated.

3.4

Elective Termination of Membership. A person shall cease to be a Member on the 10th day following the date upon which such person has filed with the Board, the Administrator or the Administrator Designate a written statement terminating his membership, or, if prescribed by the Administrator, made the appropriate filing via the Electronic Interface. A Member delivering such notice of termination shall be permitted to re-apply to participate in the Plan pursuant to Section 3.2 at any time, provided that such reinstatement of Membership shall commence on the second Membership Date after acceptance of the re-application.

3.5

Conditions to Purchases under Plan. Any purchase under the Plan shall be subject to the provision that, if at any time the Corporation shall determine, in its sole discretion, that it is not reasonably feasible to comply with any condition of any law or regulation of any jurisdiction in which any Member is resident, which the Corporation has determined is necessary as a condition of, or in connection with, the purchase of Shares thereunder, such Shares may not be purchased unless such condition is complied with by the Corporation or the Administrative Agent on terms acceptable to the Board or the Administrator. Nothing herein shall be deemed to require the Corporation to take any action or refrain from taking any action in order to comply with any condition of any law or regulation applicable to the purchase of any Shares thereunder.

3.6

Taxes. Any purchase of Shares under the Plan shall be subject to the provision that the Corporation may, in its sole discretion, require the Member to reimburse the Corporation for any amounts required to be paid by the Corporation to any taxing or other governmental authority on behalf of the Member or on its own behalf in respect of the Shares purchased on behalf of such Member including, without limitation, excise, employment or income taxes. In lieu thereof, the Corporation may in its discretion, withhold, consistent with any applicable law, from any compensation or other amounts payable to the Member, any amounts required to be paid by the Corporation to any taxing or other governmental authority on behalf of the Member or its own behalf under any federal, state, provincial or local law as a result of the purchase or disposition of the Shares under the Plan. Without limiting the foregoing (i) all contributions by a Member to his or her account will be made through deductions from the after-tax payroll amounts of a Member, and (ii) the Corporation will withhold from payroll amounts due to a Member, and remit to tax authorities, applicable taxes in respect of any Company Contribution that the Corporation makes to a Member’s account.

3.7

Voluntary Nature of Plan. The participation of an Eligible Employee in the Plan is entirely voluntary and not obligatory and shall not be interpreted as conferring upon any of such Eligible Employees any rights or privileges other than those rights and privileges expressly provided in the Plan.

4.	Personal Contributions

4.1	Setting Amount of Personal Contribution.

(a)

Any Member may, subject to Section 4.7, while he is an Eligible Employee, direct that contributions shall be made toward the purchase of Shares on his behalf through payroll deductions of a minimum of 1% and a maximum of 10% (in whole percentages) of his Salary during such pay period, up to a maximum of $10,000 in any one calendar year. All such deductions will be made from the after-tax payroll amounts of a Member. A Member may direct such payroll deductions to be made by completing the Enrolment Form. Any such request shall become effective on the next Membership Date following receipt of such Enrolment Form, provided that the Enrolment Forms received at least 10 days prior to such Membership Date (which 10 day period may be waived in whole or in part by the Administrator or Administrator Designate at their discretion). Any such direction shall remain in effect for all subsequent payroll periods until it is changed or revoked by the Member.

By way of example:

•	If an Eligible Employee’s Salary is $110,000:

•

The Eligible Employee can elect to contribute from 1% ($1,100) to 9% ($9,900) of Salary ($9,900 being the lesser of 10% of Salary ($11,000) or a whole percentage number of Salary which is less than $10,000);

•	The election has to be a whole number percentage;

•	If the Eligible Employee elects to contribute 1%, then $1,100 is deducted from the Eligible Employee’s after-tax payroll amounts.

(b)

A Member who is a Canadian resident may elect to direct all or part of the Personal Contributions made under Section 4.1a to the Group RRSP or Group TFSA by filing with the Trustee a completed application for a RRSP or TFSA, in the form prescribed by the Corporation. It is solely the Member’s responsibility to ensure that any Personal Contributions made into the Group RRSP or Group TFSA do not, in conjunction with other RRSP or TFSA contributions of that Member, exceed the RRSP or TFSA contribution room of that Member, and neither the Corporation, any of its affiliated companies, the Administrative Agent, nor the Trustee shall be liable for any tax or other liability which may arise as a result of any Member’s over-contribution to a RRSP or TFSA.

4.2

Change to Personal Contribution. A Member may, subject to Section 4.7 direct his payroll deductions to be changed twice during any calendar year, namely effective on each Membership Date. A change in payroll deduction amount shall be effected by the Member executing and delivering to the Administrator Designate at the Corporation’s principal place of business a written notice to that effect or, if prescribed by the Administrator, by making the appropriate election via the Electronic Interface (in either case, a “Change Notice”). Any increase or reduction in a Member’s payroll deduction amount shall be effective as of the next following Membership Date, provided that the Change Notice is received at least 10 days prior to such Membership Date (which 10 day period may be waived in whole or in part by the Administrator or Administrator Designate at their discretion).

4.3

Discontinuance/Reinstatement of Personal Contributions. A Member may, at any time, subject to Section 4.7, direct that payroll deductions be temporarily discontinued for any period of time by executing and delivering to the Administrator Designate at the Corporation’s principal place of business written notice to that effect or, if prescribed by the Administrator, by making the appropriate election via the Electronic Interface, but any such notice shall not be effective with respect to a payroll period unless it is received 10 days prior to such payroll period (which 10 day period may be waived in whole or in part by the Administrator or Administrator Designate at their discretion). After any temporary discontinuance of a Member’s payroll deduction, such Member shall be entitled, at any time, subject to Section 4.7, to provide notice to the Corporation of the reinstatement of such Member’s payroll deductions or, if prescribed by the Administrator, by making the appropriate election via the Electronic Interface, provided that such reinstatement of payroll deductions shall not be effective until the second Membership Date after receipt of such notice.

4.4

Foreign Currencies. Any Affiliate which pays a Member in currency other than Canadian dollars shall, if required by the Administrative Agent, convert the amount which such Member has contributed during any payroll period into Canadian funds at such a rate of exchange and in such manner as the Corporation shall determine. Such Affiliate shall, as soon as possible after the payroll payment date, forward the same to the Administrative Agent, together with the following information in an electronic format acceptable to the Administrative Agent: (i) the name of the Member; (ii) the amount of his Personal Contribution; and (iii) such additional information as the Administrative Agent may require.

4.5

Inability to Convert Foreign Currencies. In withholding or accepting funds as a Member’s Personal Contribution hereunder and in converting the same into Canadian funds, the Affiliate by which a Member is employed shall be the agent of the Member, and no Member’s Personal Contribution shall be deemed to have been made under the Plan until the same has been received by the Administrative Agent pursuant to Section 4.4 hereof. If the Affiliate is unable to secure the conversion into Canadian funds, as required by the Administrative Agent, of the Personal Contribution by a Member for any payroll period, it shall remit the same to such Member with his next payment of Salary, and the Member shall have no further right to contribute with respect to such payroll period.

4.6

Payment to Administrative Agent. The Corporation or Affiliate employing any Member who makes a Personal Contribution pursuant to this Section 4 shall pay over to the Administrative Agent (in Canadian funds, if required by the Administrative Agent) as soon as reasonably possible after each payroll payment date in which a payroll deduction is made on behalf of such Member, such Member’s Personal Contribution which shall be paid to the Administrative Agent on behalf of and as an absolute benefit for such Member. The amounts so paid over to the Administrative Agent shall be held by the Administrative Agent and applied to the purchase of Shares on behalf of such Member pursuant to the Plan.

4.7

Securities Laws/Insider Trading Policy Considerations Any membership application, termination notice, Change Notice, notice of temporary discontinuance or reinstatement of payroll deductions, a withdrawal from a Member’s account or a direction to the Administrative Agent to sell all or part of the Shares held in a Member’s account, as contemplated in Sections 3.2, 3.4, 4.1(b), 4.3, 9.1 and 10.1 hereof shall only be effective if a representation is included, in a format prescribed by the Administrator and provided by the Administrative Agent, by the Member that the Member is not in possession of any material non-public information with respect to Corporation. Members who are “Trading Window Insiders”, as such term is defined in the Corporation’s Insider Trading Policy, must also comply with the Corporation’s Insider Trading Policy. Any membership application, termination notice, Change Notice, notice of temporary discontinuance or reinstatement of payroll deductions, or a direction to the Administrative Agent to sell all or part of the Shares held in a Member’s account, as contemplated in sections 3.2, 3.4, 4.1(b), 4.3, 9.1 and 10.1 (each referred to as a “Member Notice”) (i) shall constitute a trade in securities to which the Corporation’s Insider Trading Policy shall apply and notwithstanding anything to the contrary in this Plan, if a Member Notice is given during a Blackout Period or would otherwise require the action contemplated by such Member Notice to be taken during the Blackout Period, the Administrator, Administrator Designate, and/or the Administrative Agent may, in his, her, or its discretion, defer taking such action until the Blackout Period has expired, and (ii) must, in order to be effective, if the Member is a Trading Window Insider, include a representation, in a format prescribed by the Administrator and provided by the Administrative Agent that such Member has complied with the Corporation’s Insider Trading Policy.

5.	Accounts

5.1

Maintenance of Accounts. The Administrative Agent shall cause to be maintained an account for each Member referred to as a “Member’s account” or the “account” of a Member, and if applicable, a separate account for a Member who makes RRSP Group or TFSA Group contributions as contemplated by this Plan (a “RRSP account” or “TFSA account”). A “non-registered account” of a Member shall refer to the standard account for that Member that is not an RRSP account or TFSA account.

5.2

Adjustments to Accounts. The Administrative Agent shall cause the account of each Member to be credited with the amount of any Personal Contributions by such Member, all Company Contributions, if any, and any dividends or other income received on Shares held for his account. The Administrative Agent shall cause such account to be debited with the cost of any Shares purchased for such Member’s account (in the manner described in Section 7 hereof) and the amount of any cash distributed to the Member in accordance with the Plan. The Administrative Agent shall also cause each Member’s account to be debited with any Shares distributed to him or his legal representatives. All stock dividends, warrants, options or rights received by the Administrative Agent on any Shares held by the Administrative Agent on behalf of a Member pursuant to the Plan shall be credited to such Member and all Shares purchased on behalf of such Member shall be credited to such Member’s account.

5.3

Taxes. The Administrative Agent may withhold any taxes and furnish any information with respect to dividends or other income received for the account of any Member that may be required by the laws of any jurisdiction.

5.4

Statements. The Administrative Agent shall cause a statement to be mailed or delivered to each Member periodically during the term of the Plan setting forth the account of such Member as of such date. Such statement shall be deemed to be correct unless the Administrative Agent is notified to the contrary within 30 days after it is mailed or delivered to such Member.

6.	Company Contributions

6.1

Amount of Company Contribution. Subject to the provisions of Section 6.2 hereof, during a pay period falling in the month of April of each calendar year (or such other date as set by the Administrator Designate, the “Employer Contribution Date”), the Corporation shall make a cash contribution (the “Company Contribution”) in respect of any Member’s non-registered account as follows:

(a)

for Members who have made Personal Contributions during the period from January 1 to December 31 in the year immediately preceding the Employer Contribution Date in the aggregate of 5% or less of such Member’s Salary, the Corporation shall make a Company Contribution equal to 20% of such Member’s aggregate Personal Contributions in such calendar year, rounded up to the nearest cent; and

(b)

for Members who have made Personal Contributions during the period from January 1 to December 31 in the year immediately preceding the Employer Contribution Date in the aggregate of more than 5% of such Member’s Salary, the Corporation shall make a Company Contribution equal to 1% of such Member’s Salary (i.e. the Corporation will only make a Company Contribution in respect of that portion of the Member’s Personal Contributions equal to 5% of the Member’s Salary; the Corporation will not make a Company Contribution in respect of the amount of the Member’s Personal Contributions in excess of 5% of the Member’s Salary).

With respect to any Personal Contributions made by Members under the Former Plan in calendar 2014 prior to the termination of the Former Plan, the Company shall take into account such contributions as if such contributions were made under the Plan for the purposes of calculating Company Contribution to be made on or about April 1, 2015.

6.2

Exception. Notwithstanding the provisions of Section 6.1 hereof, the Corporation shall not make a Company Contribution in respect of any Member who has made a withdrawal from his account at any time during the calendar year prior to the Employer Contribution Date, where the withdrawal was in respect of Shares acquired in the same calendar year (with withdrawals in respect of Shares being treated on a “first-in-first-out” basis). In addition, the Corporation shall not make a Company Contribution in respect of any Member who is not a Member at the time of the Employer Contribution Date. Each Company Contribution shall be made without deducting any applicable tax from such Company Contribution, but the Corporation may withhold and remit applicable tax, pursuant to Section 3.6, from the payroll amounts due to a Member.

6.3

Application of Company Contributions. The Company Contributions shall be paid over to the Administrative Agent and shall be held by the Administrative Agent in the applicable Member’s non-registered account and applied to the purchase of Shares on behalf of the applicable Member pursuant to the Plan.

7.	Purchase of Shares

7.1

Method of Purchase. Shares shall be purchased by the Administrative Agent under the Plan in the open market through the facilities of The Toronto Stock Exchange or such other recognized stock exchange on which the Shares are publicly traded at the relevant time. Purchases of Shares by the Administrative Agent under the Plan on behalf of Members shall occur as soon as practicable after the deposit of contributions into a Member’s account.

7.2

Timing. The Administrative Agent shall purchase Shares in the open market for the accounts of Members who continue to be or are deemed to be Eligible Employees on the date the Personal Contribution payroll deductions, Company Contributions, or receipt of dividends, as applicable, are processed by the Administrative Agent. The Administrative Agent shall purchase the maximum number of Shares (on a full and fractional basis) on behalf of each Member as may be purchased utilizing such Member’s accumulated Aggregate Contributions. The Corporation shall be responsible for the commission costs, if any, associated with the purchase of Shares on behalf of any Members.

7.3

Account Adjustments. The Administrative Agent shall cause the account of each Member to be credited with the number of Shares purchased by the Administrative Agent on behalf of such Member pursuant to Section 7.2 hereof. At the same time, the Administrative Agent shall debit the account of such Member with an amount equal to the purchase price paid by the Administrative Agent in respect of the Shares purchased by the Administrative Agent and which have been credited to such Member’s account pursuant to this Section 7.3 hereof.

7.4

Holding of Shares. The Administrative Agent shall hold for safekeeping all Shares purchased by it pursuant to the Plan until the Member for whose account such Shares have been purchased, or his legal representatives, direct the Administrative Agent to transfer and deliver such Shares to him or such legal representatives or sell such Shares pursuant to Sections 9.1, 9.2 or 10.1 hereof. While Shares are held by the Administrative Agent, the Administrative Agent shall credit all distributions received thereon to the proper account of such Member. All Shares held by the Administrative Agent as contemplated herein shall be registered in the name of the Administrative Agent or such other name as the Administrative Agent shall determine.

7.5

Mailings. Each Member for whose account the Administrative Agent holds Shares shall have the right to receive all material mailed by the Corporation to its shareholders, including all notices of meetings of shareholders thereof. The Administrative Agent (or its nominee) shall vote such Shares at such meetings of shareholders in accordance with instructions given to the Administrative Agent by each Member in a format prescribed by the Administrative Agent.

7.6

Release of Shares re Take-over bid, etc. In the event of a take-over bid or issuer bid (other than a normal course issuer bid) being made for the Shares of the Corporation or in the event that the Corporation proposes any amalgamation, arrangement or other capital reorganization involving all or substantially all of the Shares of the Corporation, at the written request of a Member, the Administrative Agent shall release the Shares being held for such Member so as to enable the Member to tender such Shares to the take-over bid or issuer bid or participate in such amalgamation, arrangement or other capital reorganization.

8.	Transfer to RRSP or TFSA

8.1

In the event that a Member who is a Canadian resident, should wish to transfer any Shares previously acquired with Personal and/or Company Contributions pursuant to the Plan into the Group RRSP or Group TFSA, he or she may do so by giving notice in the form prescribed by the Corporation and authorizing the Administrative Agent to transfer the specified number of Shares into the Group RRSP or Group TFSA, as applicable. It is solely the Member’s responsibility to ensure that any Personal Contributions made into the Group RRSP or Group TFSA do not, in conjunction with other RRSP or TFSA contributions of that Member, exceed the RRSP or TFSA contribution room of that Member, and neither the Corporation, any of its affiliated companies, the Administrative Agent, nor the Trustee shall be liable for any tax or other liability which may arise as a result of any Member’s over-contribution to a RRSP or TFSA.

9.	Withdrawals

9.1

Sale or Transfer of Shares. A Member may direct the Administrative Agent to (i) sell all or part of the Shares held in such Member’s account and to deliver the cash proceeds of such sale net of any applicable fees or commissions charged by the Administrative Agent in respect of the sale, or (ii) transfer all or any part of the Shares carried in such Member’s account, and not directed to be sold, in each case into his name or into such other name in trust for such Member as he may direct and to deliver the same to him. All directions to withdraw shall be made by the Member directly to the Administrative Agent in a form acceptable to the Administrator and the Administrative Agent or, if prescribed by the Administrator, by making the appropriate election via the Electronic Interface.

9.2

Timing. Subject to Section 4.7, a Member may make withdrawals from his account at any time or times, provided that if a Member makes more than one withdrawal in any calendar year, such Member’s participation in the Plan shall be suspended and such Member shall not be entitled to re-apply for participation in the Plan until the second Membership Date after the date of such Member’s suspension as contemplated herein.

10.	Distributions

10.1

Distribution Upon Termination. Upon termination of membership in the Plan by any Member, whether voluntary or involuntary, such Member or, in the case of such Member’s death or legal incompetency, his legal representative shall be required, within 30 days after termination of his membership, to deliver a direction to the Administrative Agent or, if prescribed by the Administrator, make the appropriate election via the Electronic Interface, providing instructions to the Administrative Agent with respect to (A) the sale of all or part of the Shares held in such Member’s account and the delivery by the Administrative Agent of (i) the cash proceeds of such sale net of any applicable fees or commissions charged by the Administrative Agent in respect of the sale, and (ii) the Shares in such account not directed to be sold; or (B) the delivery by the Administrative Agent of all of the Shares held in such Member’s account. As soon as reasonably possible after receipt of such direction by the Administrative Agent, the Administrative Agent shall sell any applicable Shares and deliver to such Member or his legal representative any applicable net cash proceeds resulting from a sale of Shares and any of the Shares held in such Member’s account not directed to be sold, in accordance with the direction. Any Shares shall, before delivery by the Administrative Agent, be transferred into the name of such Member (in the manner and within the period described in Section 10.2 hereof) or transferred electronically to a brokerage account in the name of the Member, or if the Member shall have died or been adjudged incompetent, then in the name of such Member’s legal representative. If any Member whose participation in the Plan has been terminated has not provided instructions to the Administrative Agent as to the transfer of the Shares held in such Member’s account within 30 days after the date of such termination, the Administrative Agent may deliver to such Member, at the last address of such Member shown on the books maintained by the Administrative Agent, a share certificate registered in the name of the Member for whole Shares and a cheque representing the value (as determined by the Administrative Agent) of any fractional Shares in the Member’s account and any cash in the Member’s account, if necessary, and upon doing so, shall be relieved of all obligations owing to such Member.

10.2

Timing of Directions. All directions pursuant to Section 10.1 hereof shall be made directly to the Administrative Agent by the Member, or in the case of his death or legal incompetency by his legal representative, within 30 days after termination of his membership and shall be accompanied, in the case of such Member’s death or legal incompetency, by evidence satisfactory to the Administrative Agent of the authority of such legal representative to act.

10.3

Taxes. The Administrative Agent shall not be required to transfer or deliver any cash or Shares to the legal representative of any Member pursuant to this Section 10 until such legal representative has furnished the Administrative Agent with evidence satisfactory to the Administrative Agent of the payment or the provision for the payment of any estate, transfer, inheritance, income or succession taxes or duties which may be payable.

11.	Administrative Agent

11.1

Appointment. The Administrative Agent shall be appointed by the Board or the Administrator. Thereafter, the Board or the Administrator shall have the power to remove the Administrative Agent and appoint a new Administrative Agent in accordance with the agreement entered into with the Administrative Agent. In every case, the Administrative Agent shall be an entity duly qualified to act.

11.2

Administration Agreement. The Corporation and the Administrative Agent shall enter into an administration agreement governing the appointment of the Administrative Agent as Administrative Agent under the Plan. The terms and conditions of the administration agreement shall be determined by the Board or the Administrator and the Administrative Agent. Such agreement shall be deemed to form part of the Plan, and any and all rights or benefits which may enure to any person under the Plan shall be subject to all of the terms and conditions of such administration agreement which are not inconsistent with the Plan. The Company will not, directly or indirectly, control the time, price, amount or manner of Share purchases or the choice of Broker through which Share purchases are made.

11.3	Costs. The compensation and expenses of the Administrative Agent shall be paid by the Corporation.

12.	Amendment and Termination

12.1	Conditions. The Corporation shall have the power to, at any time and from time to time either prospectively or retrospectively, amend, suspend or terminate the Plan, provided that:

(a)	any such amendment, suspension or termination is subject to any approvals required under Applicable Law;

(b)

no such amendment, suspension, or termination shall be made at any time to the extent such action would materially adversely affect the existing rights of a Member with respect to any previous purchase of Shares under the Plan by the Administrative Agent on behalf of a Member, as determined by the Board acting in good faith, without such Member’s consent in writing, except to the extent required by Applicable Law;

(c)

no such amendment, suspension or termination shall deprive any Member or such Member’s legal representative of any cash or Shares held by the Administrative Agent for such Member’s account at the time of such amendment, suspension or termination without such Member’s consent in writing, except to the extent required by Applicable Law; and

(d)	the Board, the Administrator or the Administrator Designate, as the case may be, shall promptly notify the Administrative Agent of any such amendment.

12.2

Change to Authorized Capital. If the authorized capital of the Corporation as presently constituted is changed by subdivision, consolidation, reorganization, amalgamation, arrangement, merger, reclassification or other like transaction (excluding the payment of stock dividends), the class of shares of the Corporation which may be purchased by the Administrative Agent under the Plan shall, in any case in which an adjustment in the opinion of the Board or the Administrator would be proper, be adjusted so as to appropriately reflect such change.

12.3	Determination Under l2.2. The Administrator or the Board, as the case may be, shall determine the adjustments to be made pursuant to Section 12.2 hereof and its determination shall be conclusive.

12.4

Conformance to Legal Requirements. Notwithstanding the provisions of this Section 12, should changes be required to the Plan by any securities commission, stock exchange or other governmental or regulatory body of any jurisdiction to which the Plan or the Corporation or its Affiliates now is or hereafter becomes subject, such changes shall be made to the Plan as are necessary to conform with such requirements and, if such changes are approved by the Board, the Plan, as amended, shall be filed with the records of the Corporation and shall remain in full force and effect in its amended form as of and from the date of its adoption by the Board.

12.5

Termination. Notwithstanding any other provision of this Plan, the Board may at any time by resolution terminate this Plan. Upon the termination of the Plan, the membership of every Member shall terminate and the cash and Shares held by the Administrative Agent for each Member shall be distributed to such Members or their legal representatives in accordance with Section 10 hereof.

13.	No Transfer or Assignment of Member’s Rights

13.1

A right or interest of any Member under the Plan or in the cash or Shares held by the Administrative Agent for any Member’s account shall not be assignable or transferable in whole or in part, either directly, by operation of law or otherwise, except through devolution by death or incompetency, and no right or interest of any Member under the Plan or in such cash or Shares shall be liable for or subject to any obligation or liability of such Member.

14.	No Restrictions on Members

14.1

The purpose of the Plan is to facilitate an investment by Eligible Employees in Shares. However, the Corporation does not intend to restrict or influence any employee in the conduct of his or her own affairs. An employee may, therefore, sell Shares purchased under the Plan on his behalf at any time the employee chooses, subject to compliance with the provisions of the Plan, any applicable Canadian or other relevant federal, provincial, state or local securities laws, the Corporation’s Insider Trading Policy and subject to any restrictions imposed under Section 3.6 hereof to ensure that tax withholding obligations are satisfied. The employee assumes the risk of any market fluctuations in the price of the Shares.

15.	Right to Continued Employment

15.1

Nothing in the Plan shall be construed as giving any Eligible Employee the right to be retained in the employ of the Corporation or any Affiliate or any right to any payment whatsoever except to the extent of the benefits provided for by the Plan. Each of the Corporation and its Affiliates expressly reserves the right to dismiss any Eligible Employee at any time without liability for the effect which such dismissal might have upon him as a Member of the Plan.

16.	Liability

16.1

The Plan is in the nature of a benefit plan that is being provided at the discretion of the Corporation and the Plan does not provide any guarantee against any loss or profit that may result from fluctuations in the market value of the Shares. Neither the Corporation, any Affiliate, the Administrative Agent nor their respective directors, officers or employees shall be liable for anything done or omitted to be done by such person or any other such person with respect to the deduction of Employee Contributions, the purchase or sale of Shares, the withholding of applicable taxes, and the price, time, quantity or other conditions and circumstances of the purchase or sale of Shares under the Plan or with respect to any fluctuations in the market price of the Shares or in any other connection under the Plan, unless such act or omission constitutes gross negligence or wilful misconduct on such person’s part.

17.	Administration of the Plan

17.1

Administrator and Administrator Designate. The Plan shall be administered by the Board, by the Chief Financial Officer of the Corporation (the “Administrator”) or by one or more employees of the Corporation (each an “Administrator Designate”) selected by the Board or the Administrator for that purpose.

17.2	Powers. The Board or Administrator shall have the power, where consistent with the general purpose and intent of the Plan and subject to the specific provisions of the Plan:

(a)

to establish policies and to adopt rules and regulations for carrying out the purposes, provisions and administration of the Plan and to delegate certain administrative functions required for purposes of administering the Plan to an Administrator Designate;

(b)

to interpret and construe the Plan and to determine all questions arising out of the Plan or purchase of Shares under the Plan, and any such interpretation, construction or determination made by the Board or the Administrator shall be final, binding and conclusive for all purposes;

(c)	to determine if the Shares which are purchased by the Administrative Agent under the Plan on behalf of any Member shall be subject to any restrictions on resale; and

(d)

In any case where the strict application of any provision of the Plan may cause hardship to a Member, the Board or Administrator may in its or his/her sole discretion waive or partially waive such strict application, on such terms as it or he/she deem(s) appropriate, provided that such a waiver shall not constitute a general waiver of such provision.

17.3	Nature of Plan. This Plan is an automatic share purchase plan.

18.	Governmental Regulations

18.1	The Corporation’s obligations under the Plan are subject to Applicable Laws.

19.	Governing Law

19.1	The Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

20.	Effective Date

20.1	The Plan is effective as of February 1, 2015.